Exhibit 16.1

September 30, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Develocap, Inc. (Develocap) and, under the date of March 24, 2009, we reported on the financial statements of Develocap as of and for the years ended January 31, 2009 and 2008 and the period from January 23, 2004 (inception) through January 31, 2009. On September 30, 2009, effective as of August 7, 2009, we were dismissed.

We have read Develocap’s statements included under Item 4.01 of its Form 8-K dated September 30, 2009 and we agree with such statements concerning our firm.

/s/ Li & Company